Exhibit 99.1

From:	EnviroStar, Inc.
290 NE 68 Street
Miami, FL 33138
Henry M. Nahmad (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE: at 4:30 PM, Wednesday, May 11, 2016

EnviroStar, Inc. Announces Third Quarter Results

Miami, FL – May 11, 2016 – EnviroStar, Inc. (NYSE MKT: EVI) today reported revenues and earnings for the nine and three-month periods ended March 31, 2016.

For the first nine months of fiscal 2016, revenues increased by 20.1% to approximately $27.6 million from approximately $23.0 million for the same period of fiscal 2015. For the first nine months of fiscal 2016, EnviroStar generated net earnings of approximately $1.3 million, or $0.19 per share, compared to net earnings of approximately $1.4 million, or $0.20 per share, for the same period of fiscal 2015.

For the third quarter of fiscal 2016, revenues increased by 82.6% to approximately $12.8 million from approximately $7.0 million in the comparable period of fiscal 2015. Net earnings for the third quarter of fiscal 2016 were approximately $774,000, or $0.11 per share, compared to net earnings of approximately $432,000, or $0.06 per share, for the third quarter of fiscal 2015.

Henry M. Nahmad, Chairman and Chief Executive Officer of EnviroStar, stated,

“Shipments from our record backlog resulted in increases to revenue and net earnings during the third quarter of fiscal 2016. As such, we are pleased with the performance of our Company through the third quarter of fiscal 2016, which is in line with historical performance. In addition to our efforts to build existing operations, we remain focused on adding businesses to the EnviroStar family.”

EnviroStar, Inc., through its subsidiaries, is one of the nation’s leading distributors of laundry and dry cleaning products, and industrial boilers.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EnviroStar, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, risks related to EnviroStar’s results for fiscal 2016, including compared to historical results, that EnviroStar may not be successful in its efforts to build existing operations, and risks related to EnviroStar’s pursuit of acquisition opportunities and other strategic transactions, including risks related to EnviroStar’s ability to identify and consummate acquisitions or other strategic transactions and the risk that any acquisitions which are consummated may not positively impact EnviroStar’s business, operating results and/or financial condition. Reference is also made to other economic, competitive, governmental, technological and other risks and factors discussed in EnviroStar’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended June 30, 2015. Many of these risks and factors are beyond EnviroStar’s control. In addition, past performance and perceived trends may not be indicative of future results. EnviroStar cautions that the foregoing factors are not exclusive.

EnviroStar, Inc. and Subsidiaries (NYSE MKT: EVI)

Summary Unaudited Consolidated Statements of Income

	Nine months ended		Three months ended
	March 31,		March 31,
	2016	2015	2016	2015

Revenues	$27,622,654	$22,998,307	$12,759,553	$6,989,468

Earnings before income
taxes	2,102,225	2,214,813	1,241,318	692,862
Provision for income taxes	792,267	834,479	467,565	260,901

Net earnings	$1,309,958	$1,380,334	$773,753	$431,961

Basic and diluted
earnings per share	$.19	$.20	$.11	$.06

Weighted average shares
outstanding:
Basic and diluted	7,033,732	7,033,732	7,033,732	7,033,732